Filed Pursuant to Rule 424(b)(3)
SEC File Number 333-139986

Prospectus

GEOSTAR MINERAL CORPORATION
Shares of Common Stock
500,000 Minimum - 2,000,000 Maximum

     Before this offering, there has been no public market for the common stock. In the event that we sell at least the minimum number of shares in this offering, of which there is no assurance, we intend to have the shares of common stock quoted on the Bulletin Board operated by the National Association of Securities Dealers, Inc. There is, however, no assurance that the shares will ever be quoted on the Bulletin Board.

     We are offering up to a total of 2,000,000 shares of common stock in a direct public offering, without any involvement of underwriters or broker/dealers, 500,000 shares minimum, 2,000,000 shares maximum. The offering price is $0.10 per share. In the event that 500,000 shares are not sold within the 270 days, all money received by us will be promptly returned to you without interest or deduction of any kind. However, future actions by creditors in the subscription period could preclude or delay us in refunding your money. If at least 500,000 shares are sold within 270 days, all money received by us will be retained by us and there will be no refund. Funds will be held in a separate account at HSBC Bank Canada, 885 West Georgia Street, Vancouver, British Columbia V6C 3G1. Sold securities are deemed securities which have been paid for with collected funds prior to expiration of 270 days. Collected funds are deemed funds that have been paid by the drawee bank. The foregoing account is not an escrow, trust of similar account. It is merely a separate account under our control where we have segregated your funds. As a result, creditors could attach the funds.

     There are no minimum purchase requirements, and there are no arrangements to place the funds in an escrow, trust, or similar account.

     Our common stock will be sold on our behalf by Andriy Protskiv, our sole officer and director. Mr. Protskiv will not receive any commissions or proceeds from the offering for selling shares on our behalf.

     Investing in our common stock involves risks. See "Risk Factors" starting at page 4.

	Offering Price	Expenses	Proceeds to Us
Per Share - Minimum	$0.10	$0.060	$0.040
Per Share - Maximum	$0.10	$0.015	$0.085
Minimum	$50,000	$30,000	$20,000
Maximum	$200,000	$30,000	$170,000

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The date of this prospectus is February 2, 2007.

SUMMARY OF OUR OFFERING

Our Business

     We were incorporated on September 12, 2006. We are an exploration stage corporation. An exploration stage corporation is one engaged in the search for mineral deposits or reserves which are not in either the development or production stage. We intend to conduct exploration activities on one property located in the Province of British Columbia, Canada. Record title to the property upon which we intend to conduct exploration activities is not held in our name. Record title to the property is recorded in the name of Andriy Protskiv, our president. The property consists of four MTO cells. We intend to explore for gold on the property.

     We have no revenues, have achieved losses since inception, have no operations, have been issued a going concern opinion and rely upon the sale of our securities and loans from our officers and directors to fund operations.

     Our administrative office is located at 706 - 15038 101 Avenue, Surrey, British Columbia, Canada V3R 0N2 and our telephone number is (604) 687-3624 and our registered statutory office is located at 6100 Neil Road, Suite 500, Las Vegas, Nevada 89511. Our fiscal year end is October 31. Our mailing address is 706 - 15038 101 Avenue, Surrey, British Columbia, Canada V3R 0N2.

     Management or affiliates thereof, will not purchase shares in this offering in order to reach the minimum.

The Offering

     Following is a brief summary of this offering:

Securities being offered	A minimum of 500,000 of common stock and a maximum
of 2,000,000 shares of common stock, par value $0.00001.
Offering price per share	$0.10
Offering period	The shares are being offered for a period not to exceed 270
days.
Net proceeds to us	Approximately $20,000 assuming the minimum number of
shares are sold. Approximately $170,000 assuming the
maximum number of shares are sold.
Use of proceeds	We will use the proceeds to pay for offering expenses,
research and exploration.
Number of shares outstanding before the
offering	5,000,000
Number of shares outstanding after the
offering if all of the shares are sold	7,000,000

Selected Financial Data

     The following financial information summarizes the more complete historical financial information at the end of this prospectus.

As of October 31, 2006
(audited)
Balance Sheet
Total Assets	$600
Total Liabilities	$13,184
Stockholders’ Deficit	$(12,584)

September 12, 2006
(Inception) to
October 31, 2006
(audited)
Income Statement
Revenue	$0
Total Expenses	$513,084
Net Loss	$(513,084)

RISK FACTORS

     Please consider the following risk factors before deciding to invest in our common stock. We discuss all material risks in the risk factors.

Risks associated with GEOSTAR MINERAL CORPORATION

     1. If we do not raise at least the minimum amount of this offering, we will have to suspend or cease operations.

     Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an ongoing business for the next twelve months. If we do not raise at least the minimum amount from our offering, we will have to suspend or cease operations within twelve months.

     2. Our plan of operation is limited to finding an ore body. As such we have no plans for revenue generation. Accordingly, you should not expect any revenues from operations.

     Our plan of operation and the funds we raise from this offering will be used for exploration of the property to determine if there is an ore body beneath the surface. Exploration does not contemplate removal of the ore. We have no plans or funds for ore removal. Accordingly, we will not generate any revenues as a result of your investment.

     3. Because the probability of an individual prospect ever having reserves is extremely remote any funds spent on exploration will probably be lost.

     The probability of an individual prospect ever having reserves is extremely remote. In all probability the property does not contain any reserves. As such, any funds spent on exploration will probably be lost which result in a loss of your investment.

     4. We lack an operating history and have losses which we expect to continue into the future. As a result, we may have to suspend or cease operations.

     We were incorporated on September 12, 2006, and we have not started our proposed business operations or realized any revenues. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception is $513,084. To achieve and maintain profitability and positive cash flow we are dependent upon:

     *    our ability to locate a profitable mineral property
     *    our ability to generate revenues
     *    our ability to reduce exploration costs.

     Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the research and exploration of our mineral properties. As a result, we may not generate revenues in the future. Failure to generate revenues will cause us to suspend or cease operations.

     5. Because our management does not have technical training or experience in exploring for, starting, and operating an exploration program, we will have to hire qualified personnel. If we can’t locate qualified personnel, we may have to suspend or cease operations which will result in the loss of your investment.

     Because our management is inexperienced with exploring for, starting, and operating an exploration program, we will have to hire qualified persons to perform surveying, exploration, and excavation of the property. Our management has no direct training or experience in these areas and as a result may not be fully aware of many of the specific requirements related to working within the industry. Management’s decisions and choices may not take into account standard engineering or managerial approaches, mineral exploration companies commonly use. Consequently our operations, earnings and ultimate financial success could suffer irreparable harm due to management’s lack of experience in this industry. As a result we may have to suspend or cease operations which will result in the loss of your investment.

     6. Because title to the property is held in the name of one of our officers, if he transfers the property to someone other than us, we will cease operations.

     Record title to the property upon which we intend to conduct exploration activities is not held in our name. Record title to the property is recorded in the name of Andriy Protskiv, our president. If he transfers the property to a third person, the third person will obtain good title and we will have nothing. If that happens we will be harmed in that we will not own any property and we will have to cease operations. Under British Columbia law title to British Columbia mining claims can only be held by British Columbia residents. In the case of corporations, title must be held by a British Columbia corporation. In order for us to own record title to the property, we would have to incorporate a British Columbia wholly owned subsidiary corporation and obtain audited financial statements. We believe those costs would be a waste of our money at this time since the legal costs of incorporating a subsidiary corporation, the accounting costs of audited financial statements for the subsidiary corporation, together with the legal and accounting costs of expanding this registration statement would cost several thousands of dollars. Accordingly, we have elected not to create the subsidiary at this time, but will do so if mineralized material is discovered on the property.

     7. Because we are small and do not have much capital, we may have to limit our exploration activity which may result in a lose of your investment.

     Because we are small and do not have much capital, we must limit our exploration activity. As such we may not be able to complete an exploration program that is as thorough as we would like. In that event, an existing ore body may go undiscovered. Without an ore body, we cannot generate revenues and you will lose your investment.

     8. Weather interruptions in the province of British Columbia may affect and delay our proposed exploration operations and as a result, there may be delays in generating revenues.

     Our proposed exploration work can only be performed approximately five to six months out of the year. This is because rain and snow cause the roads leading to our claims to be impassible during six to seven months of the year. When roads are impassible, we are unable to conduct exploration operations on the property which will delay the generation of possible revenues by us.

     9. Because Mr. Protskiv has other outside business activities, he will only be devoting 10% of his time, or four hours per week, to ours to our operations. As a result, our operations may be sporadic which may result in periodic interruptions or suspensions of exploration.

     Because Mr. Protskiv, our sole officer and director, has other outside business activities, he will only be devoting 10% of his time, or four hours per week, to our operations. As a result, our operations may be sporadic and occur at times which are convenient to Mr. Protskiv. As a result, exploration of the property may be periodically interrupted or suspended.

Risks associated with this offering:

     10. If our sole officer and director resigns or dies without having found a replacement, our operations will be suspended or cease. If that should occur, you could lose your investment.

     We have only one officer and director. We are entirely dependent upon him to conduct our operations. If he should resign or die there will be no one to continue our operations. Further, we do not have key man insurance. If that should occur, until we find other persons to continue our operations, our operations will be suspended or cease entirely. In that event it is possible you could lose your entire investment.

     11. Because there is no escrow, trust or similar account, your subscription could be seized by creditors or by a trustee in bankruptcy. If that occurs you will lose your investment.

     There is no escrow, trust or similar account in which your subscription will be deposited. It will only be deposited in a separate bank account under our name. Only our officers and directors will have access to the account. You will not have the right to withdraw your funds during the offering. You will only receive your funds back if we do not raise the minimum amount of the offering within the 270 days. As a result, if we are sued for any reason and a judgment is rendered against us, your subscription could be seized in a garnishment proceeding. If we file a voluntary bankruptcy petition or our creditors file an involuntary bankruptcy petition, our assets will be seized by the bankruptcy trustee, including your subscription, and used to pay our creditors. If that happens, you will lose your investment, even if we fail to raise the minimum amount in this offering.

     12. Because our sole officer and director will own more than 50% of the outstanding shares after this offering, he will be able to decide who will be directors and you will not be able to elect any directors or control operations.

     Even if we sell all 2,000,000 shares of common stock in this offering, our sole officer and director will still own 5,000,000 shares and will continue to control us. As a result, after completion of this offering, regardless of the number of shares we sell, our sole officer and director will be able to elect all of our directors and control our operations.

     13. Because our sole officer and director is risking a small amount of capital and property, while you on the other hand are risking up to $200,000, if we fail you will absorb most of our loss.

     Our sole officer and director will receive a substantial benefit from your investment. He supplied the property, paid expenses and made a loan all of which totaled $13,184. You, on the other hand, will be providing all of the cash for our operations. As a result, if we cease operations for any reason, you will lose your investment while our sole officer and director will lose only approximately $13,184.

     14. Because there is no public trading market for our common stock, you may not be able to resell your stock and as a result your investment is illiquid.

     There is currently no public trading market for our common stock. Therefore there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale, of which there is no assurance. As a result, your investment is illiquid.

USE OF PROCEEDS

Our offering is being made on a $50,000 minimum $200,000 maximum self-underwritten basis. The table below sets forth the use of proceeds if 50%, 75% and 100% of the offering is sold.

	$50,000	$125,000	$200,000
Gross proceeds	$50,000	$125,000	$200,000
Offering expenses	$30,000	$30,000	$30,000
Net proceeds	$20,000	$95,000	$170,000

The net proceeds will be used as follows:

Consulting Services	$5,000	$10,000	$15,000
Core Drilling	$10,500	$78,900	$142,000
Analyzing Samples	$3,000	$3,000	$3,000
Telephone	$200	$200	$200
Mail	$50	$50	$50
Stationary	$100	$100	$100
Accounting	$750	$2,750	$3,650
Office Equipment	$400	$1,000	$1,000
Secretary	$0	$0	$5,000

     Offering expenses consist of: (1) legal services, (2) accounting fees, (3) fees due the transfer agent, (4) printing expenses, and (5) filing fees.

     Exploration expenditures consist of fees to be paid for consulting services connected with exploration, the cost of core drilling, and cost of analyzing core samples. We are not going to spend any sums of money or implement our exploration program until this offering is completed. We have not begun exploration. Consulting fees will not be more than $5,000 per month. We have not selected or identified a consultant at this time. We will not do so until we have completed this offering. Our consultant in consultation with our officers will supervise and contract for our exploration operations through independent contractors. Core drilling will cost $20.00 per foot. We drill as many holes as proceeds from the offering allow. We estimate drilling approximately eight holes if we raise the minimum; 18 holes if we raise 62.5% of the proceeds; and, 28 holes if we raise the maximum. We estimate it will cost up to $3,000 to analyze the core samples.

     In addition we have allocated funds for telephone service, mail, stationary, accounting, acquisition of office equipment and supplies, and the salary of one secretary, assuming the maximum number of shares are sold, if needed.

     We have allocated a wide range of money for exploration. That is because we do not know how much will ultimately be needed for exploration. If we discover significant quantities of mineral, we will begin technical and economic feasibility studies to determine if we have reserves. Only after we have reserves will we consider developing the property.

     No proceeds from the offering will be paid to officers and directors.

DETERMINATION OF OFFERING PRICE

     The price of the shares we are offering was arbitrarily determined in order for us to raise up to a total of $200,000 in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. Among the factors considered were:

     *    our lack of operating history
     *    the proceeds to be raised by the offering
     *    the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing Stockholders, and
     *    our relative cash requirements.

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

     Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution the value of the shares you purchase is also a result of the lower book value of the shares held by existing stockholders.

      As of October 31, 2006, the net tangible book value of our shares of common stock was a deficit of ($12,584) or approximately ($0.003) per share based upon 5,000,000 shares outstanding.

If 100% of the Shares Are Sold:

     Upon completion of this offering, in the event all of the shares are sold, the net tangible book value of the 7,000,000 shares to be outstanding will be $157,416 or approximately $0.022 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.025 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.022 per share.

     After completion of this offering, if 2,000,000 shares are sold, you will own approximately 28.57% of the total number of shares then outstanding for which you will have made a cash investment of $200,000, or $0.10 per share. Our existing stockholders will own approximately 71.43% of the total number of shares then outstanding, for which they have made contributions of cash totaling $50.00 or approximately $0.00001 per share.

If 62.5% of the Shares Are Sold:

     Upon completion of this offering, in the event 62.5% of the shares are sold, the net tangible book value of the 6,250,000 shares to be outstanding will be $82,416, or approximately $0.013 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.016 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.013 per share.

     After completion of this offering, if 1,250,000 shares are sold, you will own approximately 20% of the total number of shares then outstanding for which you will have made a cash investment of $125,000, or $0.10 per share. Our existing stockholders will own approximately 80% of the total number of shares then outstanding, for which they have made contributions of cash totaling $50.00 or approximately $0.00001 per share.

If the Minimum Number of the Shares Are Sold:

     Upon completion of this offering, in the event 25% of the shares are sold, the net tangible book value of the 5,500,000 shares to be outstanding will be $7,416, or approximately $0.001 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.004 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.001 per share.

     After completion of this offering, if 500,000 shares are sold, you will own approximately 9% of the total number of shares then outstanding for which you will have made a cash investment of $50,000, or $0.10 per share. Our existing stockholders will own approximately 91% of the total number of shares then outstanding, for which they have made contributions of cash totaling $50.00 or approximately $0.00001 per share.

     The following table compares the differences of your investment in our shares with the investment of our existing stockholders.

Existing Stockholders if all of the Shares are Sold:

Price per share	$0.00001
Net tangible book value per share before offering	$(0.003)
Potential gain to existing shareholders	$170,000
Net tangible book value per share after offering	$0.022
Increase to present stockholders in net tangible book value per share after offering	$0.025
Capital contributions	$50.00
Number of shares outstanding before the offering	5,000,000
Number of shares after offering assuming the sale of the maximum number of shares	7,000,000
Percentage of ownership after offering	71.43%

Purchasers of Shares in this Offering if all Shares Sold

Price per share	$0.10
Dilution per share	$0.078
Capital contributions	$200,000
Number of shares after offering held by public investors	2,000,000
Percentage of capital contributions by existing shareholders	0.025%
Percentage of capital contributions by new investors	99.975%
Percentage of ownership after offering	28.57%

Purchasers of Shares in this Offering if 62.5% of Shares Sold

Price per share	$0.10
Dilution per share	$0.087
Capital contributions	$125,000
Number of shares after offering held by public investors	1,250,000
Percentage of capital contributions by existing shareholders	0.04%
Percentage of capital contributions by new investors	99.96%
Percentage of ownership after offering	20%

Purchasers of Shares in this Offering if 25% of Shares Sold

Price per share	$0.10
Dilution per share	$0.099
Capital contributions	$50,000
Percentage of capital contributions by existing shareholders	0.1%
Percentage of capital contributions by new investors	99.9%
Number of shares after offering held by public investors	500,000
Percentage of ownership after offering	9%

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

     We are offering 2,000,000 shares of common stock on a self-underwritten basis, 500,000 shares minimum, 2,000,000 shares maximum basis. The offering price is $0.10 per share. Funds from this offering will be placed in a separate bank account at HSBC Bank Canada, 885 West Georgia Street, Vancouver, British Columbia V6C 3G1, British Columbia, Canada. Its telephone number is (604) 685-1000. The funds will be maintained in the separate bank until we receive a minimum of $50,000 at which time we will remove those funds and use the same as set forth in the Use of Proceeds section of this prospectus. This account is not an escrow, trust or similar account. Your subscription will only be deposited in a separate bank account under our name. As a result, if we are sued for any reason and a judgment is rendered against us, your subscription could be seized in a garnishment proceeding and you could lose your investment, even if we fail to raise the minimum amount in this offering. As a result, there is no assurance that your funds will be returned to you if the minimum offering is not reached. Any funds received by us thereafter will immediately used by us. If we do not receive the minimum amount of $50,000 within 270 days of the effective date of our registration statement, all funds will be promptly returned to you without a deduction of any kind. During the 270 day period, no funds will be returned to you. You will only receive a refund of your subscription if we do not raise a minimum of $50,000 within the 270 day period referred to above. There are no finders involved in our distribution. Officers, directors, affiliates or anyone involved in marketing the shares will not be allowed to purchase shares in the offering. You will not have the right to withdraw your funds during the offering. You will only have the right to have your funds returned if we do not raise the minimum amount of the offering or there would be a change in the material terms of the offering. The following are material terms that would allow you to be entitled to a refund of your money:

     *    extension of the offering period beyond 270 days;
     *    change in the offering price;
     *    change in the minimum sales requirement;
     *    change to allow sales to affiliates in order to meet the minimum sales requirement;
     *    change in the amount of proceeds necessary to release the proceeds held in the separate bank account

     If the changes above occur, any new offering may be made by means of a post-effective amendment.

     We will sell the shares in this offering through Andriy Protskiv, our sole officer and director. He will receive no commission from the sale of any shares. He will not register as a broker-dealer under section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker/dealer. The conditions are that:

     1.  The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

     2.  The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

     3.  The person is not at the time of their participation, an associated person of a broker/dealer; and,

     4.  The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

     Mr. Protskiv is not statutorily disqualified, is not being compensated, and is not associated with a broker/dealer. He is and will continue to be one of our officers and directors at the end of the offering and has not been during the last twelve months and are currently not a broker/dealer or associated with a broker/dealer. He will not participate in selling and offering securities for any issuer more than once every twelve months.

     Only after our registration statement is declared effective by the SEC, do we intend to advertise, through tombstones, and hold investment meetings in various states where the offering will be registered. We will not utilize the Internet to advertise our offering. Mr. Protskiv will also distribute the prospectus to potential investors at the meetings, to business associates and to his friends and relatives who are interested in us and a possible investment in the offering. No shares purchased in this offering will be subject to any kind of lock-up agreement.

     Management and affiliates thereof will not purchase shares in this offering to reach the minimum.

     We intend to sell our shares in the states of Wyoming and Colorado, or outside the United States.

Section 15(g) of the Exchange Act - Penny Stock Disclosure

     Our shares are “penny stocks” covered by section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They imposes additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). For transactions covered by the Rule, the broker/dealer must make a special suitability determination for the purchase and have received the purchaser's written agreement to the transaction prior to the sale. Consequently, the Rule may affect the ability of broker/dealers to sell our securities and also may affect your ability to resell your shares.

     Section 15(g) also imposes additional sales practice requirements on broker/dealers who sell penny securities. These rules require a one page summary of certain essential items. The items include the risk of investing in penny stocks in both public offerings and secondary marketing; terms important to in understanding of the function of the penny stock market, such as "bid" and "offer" quotes, a dealers "spread" and broker/dealer compensation; the broker/dealer compensation, the broker/dealers duties to its customers, including the disclosures required by any other penny stock disclosure rules; the customers rights and remedies in causes of fraud in penny stock transactions; and, the NASD's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons. While Section 15g and Rules 15g-1 through 15g-6 apply to broker/dealers, they do not apply to us.

     Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

     Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

     Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

     Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

     Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

     Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

     Again, the foregoing rules apply to broker/dealers. They do not apply to us in any manner whatsoever. Again, the application of the penny stock rules may affect your ability to resell your shares. The application of the penny stock rules may affect your ability to resell your shares because many brokers are unwilling to buy, sell or trade penny stocks as a result of the additional sales practices imposed upon them which are described in this section.

Regulation M

     We are subject to Regulation M of the Securities Exchange Act of 1934. Regulation M governs activities of underwriters, issuers, selling security holders, and others in connection with offerings of securities. Regulation M prohibits distribution participants and their affiliated purchasers from bidding for purchasing or attempting to induce any person to bid for or purchase the securities being distribute.

Offering Period and Expiration Date

      This offering will start on the date of this registration statement is declared effective by the SEC and continue for a period of 270 days, or unless the offering is completed or otherwise terminated by us.

      We will not accept any money until this registration statement is declared effective by the SEC.

Procedures for Subscribing

      We will not accept any money until this registration statement is declared effective by the SEC. Once the registration statement is declared effective by the SEC, if you decide to subscribe for any shares in this offering, you must

     1. execute and deliver a subscription agreement, a copy of which is included with the prospectus.

     2. deliver a check or certified funds to us for acceptance or rejection.

     All checks for subscriptions must be made payable to "GEOSTAR MINERAL CORPORATION"

Right to Reject Subscriptions

     We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

BUSINESS

General

     We were incorporated in the State of Nevada on September 12, 2006. We are an exploration stage corporation. An exploration stage corporation is one engaged in the search from mineral deposits or reserves which are not in either the development or production stage. We intend to conduct exploration activities on one property. We maintain our statutory registered agent's office at The Corporation Trust Company of Nevada, 6100 Neil Road, Suite 500, Reno, Nevada 89511 and our business office is located at 706 - 15038 101 Avenue, Surrey, British Columbia, Canada V3R 0N2. This is our mailing address as well. Our telephone number is (604) 687-3624. Our rent is $250 per month and is donated by our sole officer until mineralized material is discovered.

     There is no assurance that a commercially viable mineral deposit exists on the property and further exploration will be required before a final evaluation as to the economic feasibility is determined.

     We have no plans to change our business activities or to combine with another business, and are not aware of any events or circumstances that might cause our plans to change.

Background

     In October 2006, Andriy Protskiv, our president and a member of the board of directors acquired one mineral property containing four MTO cells in British Columbia, Canada. British Columbia allows a mineral explorer to claim a portion of available Crown lands as its exclusive area for exploration by registering the claim area on the British Columbia Mineral Titles Online system. The Mineral Titles Online system is the Internet-based British Columbia system used to register, maintain and manage the claims. A cell is an area which appears electronically on the British Columbia Internet Minerals Titles Online Grid and was formerly called a claim. A claim is a grant from the Crown of the available land within the cells to the holder to remove and sell minerals. The online grid is the geographical basis for the cell. Formerly, the claim was established by sticking stakes in the ground to define the area and then recording the staking information. The staking system is now antiquated in British Columbia and has been replaced with the online grid. The property was registered by Lloyd Brewer of Madman Mining Co., a non affiliated third party. Lloyd Brewer of Madman Mining Co. is a self-employed contract staker and field worker residing in Vancouver, British Columbia.

     We have no revenues, have achieved losses since inception, have no operations, have been issued a going concern opinion and rely upon the sale of our securities and loans from our officers and directors to fund operations.

     We have no plans to change our business activities or to combine with another business, and are not aware of any events or circumstances that might cause us to change our plans.

     Canadian jurisdictions allow a mineral explorer to claim a portion of available Crown lands as its exclusive area for exploration by registering the same on the Mineral Titles Online system. Mr. Protskiv paid Madman Mining Co. $2,200 to register the claims on the Mineral Titles Online system.

No additional payments were made or are due to Madman Mining Co. for its service. The cells were recorded in Mr. Brewer’s name. Mr. Brewer transferred the cells to Mr. Protskiv’s name to avoid incurring additional costs at this time. The additional fees would be for incorporation of a British Columbia corporation and legal and accounting fees related to the incorporation. In November 2006 Mr. Protskiv executed a declaration of trust acknowledging that he holds the property in trust for us and he will not deal with the property in any way, except to transfer the property to us. In the event that Mr. Protskiv transfers title to a third party, the declaration of trust will be used as evidence that he breached his fiduciary duty to us. Mr. Protskiv has not provided us with a signed or executed bill of sale in our favor. Mr. Protskiv will issue a bill of sale to a subsidiary corporation to be formed by us should mineralized material be discovered on the property. Mineralized material is a mineralized body, which has been delineated by appropriate spaced drilling or underground sampling to support sufficient tonnage and average grade of metals to justify removal.

     Under British Columbia law title to British Columbia mining claims can only be held by British Columbia residents. In the case of corporations, title must be held by a British Columbia corporation. In order to comply with the law we would have to incorporate a British Columbia wholly owned subsidiary corporation and obtain audited financial statements. We believe those costs would be a waste of our money at this time.

     In the event that we find mineralized material and the mineralized material can be economically extracted, we will form a wholly owned British Columbia subsidiary corporation and Mr. Protskiv will convey title to the property to the wholly owned subsidiary corporation. Should Mr. Protskiv transfer title to another person and that deed is recorded before we record our documents, that other person will have superior title and we will have none. If that event occurs, we will have to cease or suspend operations. However, Mr. Protskiv will be liable to us for monetary damages for breaching the terms of his oral agreement with us to transfer his title to a subsidiary corporation we create. To date we have not performed any work on the property. All Canadian lands and minerals which have not been granted to private persons are owned by either the federal or provincial governments in the name of Her Majesty. Ungranted minerals are commonly known as Crown minerals. Ownership rights to Crown minerals are vested by the Canadian Constitution in the province where the minerals are located. In the case of our property, that is the Province of British Columbia.

     In the 19th century the practice of reserving the minerals from fee simple Crown grants was established. Legislation now ensures that minerals are reserved from Crown land dispositions. The result is that the Crown is the largest mineral owner in Canada, both as the fee simple owner of Crown lands and through mineral reservations in Crown grants. Most privately held mineral titles are acquired directly from the Crown. The property is one such acquisition. Accordingly, fee simple title to the property resides with the Crown.

     The property is comprised of mining leases issued pursuant to the British Columbia Mineral Act. The lessee has exclusive rights to mine and recover all of the minerals contained within the surface boundaries of the lease continued vertically downward. The Crown does not have the right to reclaim provided at a minimum fee of CDN$100 is paid timely. The Crown could reclaim the property in an eminent domain proceeding, but would have to compensate the lessee for the value of the claim if it exercised the right of eminent domain. It is highly unlikely that the Crown will exercise the power of eminent domain. In general, where eminent domain has been exercised it has been in connection with incorporating the property into a provincial park.

     The property is unencumbered and there are no competitive conditions which affect the property. Further, there is no insurance covering the property and we believe that no insurance is necessary since the property is unimproved and contains no buildings or improvements.

     To date we have not performed any work on the property. We are presently in the exploration stage and we cannot guarantee that a commercially viable mineral deposit, a reserve, exists in the property until further exploration is done and a comprehensive evaluation concludes economic and legal feasibility.

     There are no native land claims that affect title to the property. We have no plans to try interest other companies in the property if mineralization is found. If mineralization is found, we will try to develop the property ourselves.

Claims

     The following is a list of tenure numbers, claim, and expiration date of our claims:

		Number of	Date of
Tenure No.	Claim Name	MTO Cells	Expiration
519328	South Ridge	4	November 1, 2007

     In order to maintain these claims we must pay a fee of CND$100 per year per cell.

Location and Access

     The property is located 170 miles east of Vancouver, near Beaverdell on the West Kettle River. The property is in the Greenwood Mining Division, and is centered at approximately 49o22’N latitude and 119o06’W. longitude. The community of Beaverdell lies three miles to the north, on Highway 33; Kelowna and the junction with Highway 97 lies 50 miles to the north, while Rock Creek and the junction of Highways 3 and 33 is 27 miles to the south. A network of secondary roads, including the rail bed of the abandoned Kettle River Railway access most parts of the property.

     The property is situated within the Monashee Mountains and elevations range from 2,500 feet along the West Kettle River to 3,200 feet at the northwestern edge of the property.

Physiography

     Slopes within the claim area are moderately steep except for the bottomlands of the West Kettle River valley. Vegetation consists mainly of fir; larch and pine, much of it mature second growth. Some of the area has been recently logged. There is relatively little underbrush, and open grassy areas are not uncommon. Outcrops are fairly sparse except locally on the east flanks of ridges, where small bluffs with talus aprons occur.

     The climate features warm summers and mild winters. The West Kettle Valley is fairly dry in the summers, although not as dry as the Okanagan valley to the west. Average yearly precipitation is 20 inches. A snow pack of 3-5 feet begins to accumulate in November and lingers in places into May. The climate in the project may prevent exploration from November until May.

History

     The property covers old mine workings consisting of two adits; one of which is 530 feet long and the other is of unknown length and is completely caved.

Regional Geology

     The area is within the Omineca Crystalline Belt; a NW trending belt dominated by plutonic and high-grade metamorphic rocks. Rock units present in the immediate area of the project include:

     1. Cretaceous age Nelson Plutonics comprised primarily of quartz diorite, monzonite and granodiorite but also include greenstones, amphibolites, mafic schists, meta-wackes and lesser limestone of the Carboniferous and older Anarchist Group. This sedimentary and volcanic package occurs as isolated rafts or roof pendants surrounded by the younger intrusive.

     2. The Valhalla Intrusions (granite and granodiorite) of Jurassic-Cretaceous age are distinguished from the Nelson Plutonics by their porphyritic nature and general lack of foliation.

     3. The Coryell Group is Eocene porphyritic felsic intrusions that occur as plugs and dykes in the area. These trachytes, andesites and lesser tuff and shale interbeds outcrop in erosional remnants on the property and in fault bounded outliers throughout the Okanagan region.

     4. Fine-grained mafic dykes are the youngest intrusive rocks in the area, and are related to regionally significant Miocene plateau basalts. Several dykes swarm through the South Ridge Property.

Property Geology

     The property is primarily underlain by granodiorite and quartz diorite, which are continuous with the country rock of the Highland Bell Mine on Wallace Mountain. These intrusive rocks are in turn intruded by quartz monzonite and monzonite. Some outcrops of the later intrusives may be called syenodioirite, syenite ore even porphyritic granite on a visual inspection. It is generally accepted that these various intrusive rocks are associated with the Nelson pluton of Cretaceous period as different phases.

     Fine-grained diorite and aplitic dykes intruded the granodioritic country rocks. A fine-grained diorite appears to be a pulaskite-looking rock commonly associated with Tertiary volcanics. Aplitic dykes may be related to a granodiorite intrusion itself.

     The mineralized quartz veins or shears are hosted by granodiorite or quartz diorite with some remnant masses of pre-mineral Anarchist volcanics of Permian or Triassic period. All-important showings and geochemical anomalies are localized in the granodiorite or a quartz diorite. The later phase of the intrusive monzonite, quartz monzonite, porphyritic quartz syenite, et al appears not to carry a significant sulphide mineralization insofar as previous geological mapping has determined.

     It is important to note that approximately 90% of the property is covered by a thin layer of overburden that has hindered geological mapping.

MAP 1

YUKON
N.W.T.
ALASKA
U.S.A.
BRITISH
COLUMBIA
ALBERTA
PROPERTY LOCATION
Pacific Ocean
Stewart
Prince Rupert
Smithers
Ft. St. John
Dawson Creek
Prince George
Bella Coola
Williams Lake
Kamloops
Kelowna
Vancouver
Victoria
Trail
Cranbrook
U.S.A.
0
200km
400km
Scale 1" = 100 miles
GEOSTAR MINERAL CORPORATION
SOUTH RIDGE PROJECT
LOCATION MAP
Cranberry Ridge Area - Beaverdell
Greenwood M.D., B.C.
NTS Map 082E/06E
Sept06
SR 1-06
FIGURE 1

MAP 2

119° 08'
Cranberry Ridge
Eugene Creek
49° 22'
South Ridge Claim
33
W
E
N

0 500m 1000m 2000m

- Project Boundary
- Contour Interval = 20m
- Contour Interval = 100m
- Roads
- Rivers & Creeks
- Mineral Showings

GEOSTAR MINERALS CORPORATION

PROJECT: ***SOUTH RIDGE PROJECT***

CLAIM & TOPOGRAPHY MAP

Cranberry Ridge, Beaverdell
Greenwood M.D., B.C. - NTS Map 082E/06E

DATE: Sept 06		DRAWING NO:
REF NO: SR 2-06	GeoDraft	FIGURE 2

Base Map Source: http://maps.gov.bc.ca/imf406/imf.jsp?site=bc_basemap

MAP 3

119° 06'
49° 22'
PROJECT AREA
Ema
Ed
mJg
CPas
Ec
Eo
JKg

0 4000m 8000m

Scale 1:225,000

Ema **Marron Group (Eocene)**
Undifferentiated andesite, dacite and trachyte

Ec **Coryell Syenite (Eocene)**
alkalic to calc-alkalic, high level, pink and buff syenite and quartz monzonite and trachytic pink feldspar porphyry dykes

JKg **Okanagan Batholith (Cretaceous and/or Jurassic)**
massive, light grey weathering, medium- to coarse-grained, equigranular to porphyritic, unfoliated to weakly foliated, fresh biotite granodiorite and granite

mJg **Nelson Plutonics Rocks (Middle Jurassic)**
massive, generally moderately foliated, medium grey weathering, medium- to coarse-grained, equigranular

CPas **Anarchist Group (Carboniferous or Older)**
dark grey weathering, recessive, amphibolite, greenstone, quartz-chlorite schist, quartz-biotite schist, minor serpentinized peridotite

Geological Contact (defined, approximate, assumed)

GEOSTAR MINERALS CORPORATION	
PROJECT	***SOUTH RIDGE PROJECT***
REGIONAL GEOLOGY Greenwood Mining Division N.T.S. 82E/06	
DATE: Sept 06 REF. NO.: SR 3 - 06	DRAWING NO: FIGURE 3

[illegible]

Supplies

     Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies, such as dynamite, and certain equipment such as bulldozers and excavators that we might need to conduct exploration. We have not attempted to locate or negotiate with any suppliers of products, equipment or materials. We will attempt to locates products, equipment and materials after this offering is complete. If we cannot find the products and equipment we need, we will have to suspend our exploration plans until we do find the products and equipment we need.

Description of Property

     Other than our interest in the property, we own no plants or other property. With respect to the property, our right to conduct exploration activity is based upon our oral agreement with Mr. Protskiv, our president, director and shareholder. Under this oral agreement, Mr. Protskiv has allowed us to conduct exploration activity on the property. Mr. Protskiv holds the property in trust for us pursuant to a declaration of trust.

Our Proposed Exploration Program

     Our exploration target is to find an ore body containing gold. Our success depends upon finding mineralized material. This includes a determination by our consultant if the property contains reserves. We have not selected a consultant as of the date of this prospectus and will not do so until our offering is successfully completed, if that occurs, of which there is no assurance. Mineralized material is a mineralized body, which has been delineated by appropriate spaced drilling or underground sampling to support sufficient tonnage and average grade of metals to justify removal. If we don’t find mineralized material or we cannot remove mineralized material, either because we do not have the money to do it or because it is not economically feasible to do it, we will cease operations and you will lose your investment.

     In addition, we may not have enough money to complete our exploration of the property. If it turns out that we have not raised enough money to complete our exploration program, we will try to raise additional funds from a second public offering, a private placement or loans. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. In we need additional money and cant raise it, we will have to suspend or cease operations.

     We must conduct exploration to determine what amount of minerals, if any, exist on our properties and if any minerals which are found can be economically extracted and profitably processed.

     The property is undeveloped raw land. Exploration and surveying has not been initiated and will not be initiated until we raise money in this offering. That is because we do not have money to start exploration. Once the offering is concluded, we intend to start exploration operations. To our knowledge, the property has never been mined. The only event that has occurred is the staking of the property by Madman Mining and a physical examination of the property by Mr. Protskiv, our president and director. The cost of recording the cells was included in the $2,200 paid to Madman Mining Co. Before minerals retrieval can begin, we must explore for and find mineralized material. After that has occurred we have to determine if it is economically feasible to remove the mineralized material. Economically feasible means that the costs associated with the removal of the mineralized material will not exceed the price at which we can sell the mineralized material. We can’t predict what that will be until we find mineralized material.

     We do not know if we will find mineralized material. We believe that activities occurring on adjoining properties are not material to our activities. The reason is that what ever is located under adjoining property may or may not be located under the property.

     We do not claim to have any minerals or reserves whatsoever at this time on any of the property.

     We intend to implement an exploration program which consists of core sampling. Core sampling is the process of drilling holes to a depth of up to 1,400 feet in order to extract a samples of earth. Mr. Protskiv, after confirming with our consultant, will determine where drilling will occur on the property. Mr. Protskiv will not receive fees for his services. The samples will be tested to determine if mineralized material is located on the property. Based upon the tests of the core samples, we will determine if we will terminate operations; proceed with additional exploration of the property; or develop the property. The proceeds from this offering are designed to only fund the costs of core sampling and testing. We intend to take our core samples to analytical chemists, geochemists and registered assayers located in Vancouver, British Columbia. We have not selected any of the foregoing as of the date of this prospectus. We will only make the selections in the event we raise the minimum amount of this offering.

     We estimate the cost of drilling will be $20.00 per foot drilled. The amount of drilling will be predicated upon the amount of money raised in this offering. If we raise the minimum amount of money, we will drill approximately 3,000 linear feet or 8 holes to depth of 300 feet. Assuming that we raise the maximum amount of money, we will drill approximately 7,000 linear feet, or up to 28 holes to a depth of 300 feet. We estimate that it will take up to three months to drill 28 holes to a depth of 300 feet each. We will pay a consultant up to a maximum of $5,000 per month for his services during the three month period or a total of $15,000. The total cost for analyzing the core samples will be $3,000. We will begin exploration activity ninety days after this public offering is completed, weather permitting.

The breakdowns were made in consultation with Lloyd Brewer of Madman Mining Co Ltd.

     We do not intend to interest other companies in the property if we find mineralized materials. We intend to try to develop the reserves ourselves through the use of consultant. We have no plans to interest other companies in the property if we do not find mineralized material.

     If we are unable to complete exploration because we don’t have enough money, we will cease operations until we raise more money. If we cannot or do not raise more money, we will cease operations. If we cease operations, we don't know what we will do and we don't have any plans to do anything else.

     We cannot provide you with a more detailed discussion of how our exploration program will work and what we expect will be our likelihood of success. That is because we have a piece of raw land and we intend to look for mineralized material. We may or may not find any mineralized material.

We hope we do, but it is impossible to predict the likelihood of such an event.

     We do not have any plan to make our company to revenue generation. That is because we have not found economic mineralization yet and it is impossible to project revenue generation from nothing.

     We anticipate starting exploration activity ninety days after this public offering is completed, weather permitting.

Competitive Factors

     The gold mining industry is fragmented, that is there are many, many gold prospectors and producers, small and large. We do not compete with anyone. That is because there is no competition for the exploration or removal of minerals from the property. We will either find gold on the property or not. If we do not, we will cease or suspend operations. We are one of the smallest exploration companies in existence. We are an infinitely small participant in the gold mining market. Readily available gold markets exist in Canada and around the world for the sale of gold. Therefore, we will be able to sell any gold that we are able to recover.

Regulations

     Our mineral exploration program is subject to the Canadian Mineral Tenure Act Regulation. This act sets forth rules for

     *    locating claims
     *    posting claims
     *    working claims
     *    reporting work performed

     We are also subject to the British Columbia Mineral Exploration Code which tells us how and where we can explore for minerals. We must comply with these laws to operate our business. Compliance with these rules and regulations will not adversely affect our operations.

Environmental Law

     We are also subject to the Health, Safety and Reclamation Code for Mines in British Columbia. This code deals with environmental matters relating to the exploration and development of mining properties. Its goals are to protect the environment through a series of regulations affecting:

1.           Health and Safety
2.           Archaeological Sites
3.           Exploration Access

     We are responsible to provide a safe working environment, not disrupt archaeological sites, and conduct our activities to prevent unnecessary damage to the property.

     We will secure all necessary permits for exploration and, if development is warranted on the property, will file final plans of operation before we start any mining operations. We anticipate no discharge of water into active stream, creek, river, lake or any other body of water regulated by environmental law or regulation. No endangered species will be disturbed. Restoration of the disturbed land will be completed according to law. All holes, pits and shafts will be sealed upon abandonment of the property. It is difficult to estimate the cost of compliance with the environmental law since the full nature and extent of our proposed activities cannot be determined until we start our operations and know what that will involve from an environmental standpoint.

     We are in compliance with the act and will continue to comply with the act in the future. We believe that compliance with the act will not adversely affect our business operations in the future.

     Exploration stage companies have no need to discuss environmental matters, except as they relate to exploration activities. The only “cost and effect” of compliance with environmental regulations in British Columbia is returning the surface to its previous condition upon abandonment of the property. We believe the cost of reclaiming the property will be $750 if we drill 8 holes and $2,250 if we drill 23 holes. We have not allocated any funds for the reclamation of the property and the proceeds for the cost of reclamation will not be paid from the proceeds of the offering. Mr. Protskiv has agreed to pay the cost of reclaiming the property should mineralized material not be discovered.

Employees

     We intend to use the services of subcontractors for manual labor exploration work on our properties.

Employees and Employment Agreements

     At present, we have no full-time employees. Our sole officer and director is a part-time employee and he will devote about 10% of his time or four hours per week to our operation. Our officer and director does not have employment agreements with us. We presently do not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, we may adopt plans in the future. There are presently no personal benefits available to our sole officer and director. Mr. Protskiv will handle our administrative duties. Because our sole officer and director is inexperienced with exploration, he will hire qualified persons to perform the surveying, exploration, and excavating of the property. As of today, we have not looked for or talked to any geologists or engineers who will perform work for us in the future. We do not intend to do so until we complete this offering.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

     This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or out predictions.

Plan of Operation

     We are a start-up, exploration stage corporation and have not yet generated or realized any revenues from our business operations.

     Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated until we begin removing and selling minerals. There is no assurance we will ever reach this point. Accordingly, we must raise cash from sources other than the sale of minerals found on the property. That cash must be raised from other sources. Our only other source for cash at this time is investments by other. We must raise cash to implement our project and stay in business. If we raise the minimum amount of money in this offering, we believe it will last twelve months.

     We will be conducting research in the form of exploration of the property. Our exploration program is explained in as much detail as possible in the business section of this prospectus. We are not going to buy or sell any plant or significant equipment during the next twelve months.

     The property is located 170 miles east of Vancouver, near Beaverdell on the West Kettle River. The property is in the Greenwood Mining Division, and is centered at approximately 49o22’N latitude and 119o06’W. longitude. The Beaverdell community lies 3 miles to the north, on Highway 33; Kelowna and the junction with Highway 97 lies 50 miles to the north, while Rock Creek and the junction of Highways 3 and 33 is 27 miles to the south. A network of secondary roads, including the rail bed of the abandoned Kettle River Railway access most parts of the property. The property is situated within the Monashee Mountains and elevations range from 2,500 feet along the West Kettle River to 3,200 feet at the northwestern edge of the property.

     Our exploration target is to find an ore body containing gold. Our success depends upon finding mineralized material. This includes a determination by our consultant if the property contains reserves. We have not selected a consultant as of the date of this prospectus and will not do so until our offering is successfully completed, if that occurs, of which there is no assurance. Mineralized material is a mineralized body, which has been delineated by appropriate spaced drilling or underground sampling to support sufficient tonnage and average grade of metals to justify removal. If we don’t find mineralized material or we cannot remove mineralized material, either because we do not have the money to do it or because it is not economically feasible to do it, we will cease operations and you will lose your investment.

     In addition, we may not have enough money to complete our exploration of the property. If it turns out that we have not raised enough money to complete our exploration program, we will try to raise additional funds from a second public offering, a private placement or loans. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. In we need additional money and can’t raise it, we will have to suspend or cease operations.

     We must conduct exploration to determine what amount of minerals, if any, exist on our properties and if any minerals which are found can be economically extracted and profitably processed.

     The property is undeveloped raw land. Exploration and surveying has not been initiated and will not be initiated until we raise money in this offering. That is because we do not have money to start exploration. Once the offering is concluded, we intend to start exploration operations. To our knowledge, the property has never been mined. The only event that has occurred is the staking of the property by Madman Mining Co. and a physical examination of the property by Mr. Protskiv, our president and director. The registering the cells was included in the $2,200 paid to Madman Mining Co. No additional payments were made or are due to Madman Mining Co. for its services. The claims were recorded in Mr. Protskiv’s name to avoid incurring additional costs at this time. The additional fees would be for incorporation of a British Columbia corporation and legal and accounting fees related to the incorporation. On November 3, 2006, Mr. Protskiv executed a declaration of trust acknowledging that he holds the property in trust for us and he will not deal with the property in any way, except to transfer the property to us. In the event that Mr. Protskiv transfers title to a third party, the declaration of trust will be used as evidence that he breached his fiduciary duty to us. Mr. Protskiv has not provided us with a signed or executed bill of sale in our favor. Mr. Protskiv will issue a bill of sale to a subsidiary corporation to be formed by us should mineralized material be discovered on the property. Mineralized material is a mineralized body, which has been delineated by appropriate spaced drilling or underground sampling to support sufficient tonnage and average grade of metals to justify removal. Before minerals retrieval can begin, we must explore for and find mineralized material. After that has occurred we have to determine if it is economically feasible to remove the mineralized material. Economically feasible means that the costs associated with the removal of the mineralized material will not exceed the price at which we can sell the mineralized material. We can’t predict what that will be until we find mineralized material. Mr. Protskiv does not have a right to sell the property to anyone. He may only transfer the property to us. He may not demand payment for the claims when he transfer them to us. Further, Mr. Protskiv does not have the right to sell the claims at a profit to us if mineralized material is discovered on the property. Mr. Protskiv must transfer title to us, without payment of any kind, regardless of what is or is not discovered on the property.

     We do not know if we will find mineralized material. We believe that activities occurring on adjoining properties are not material to our activities. The reason is that what ever is located under adjoining property may or may not be located under our property.

     We do not claim to have any minerals or reserves whatsoever at this time on any of our property.

     We intend to implement an exploration program which consists of core sampling. Core sampling is the process of drilling holes to a depth of up to 1,400 feet in order to extract a samples of earth. Mr. Protskiv, after confirming with our consultant, will determine where drilling will occur on the property. Mr. Protskiv will not receive fees for his services. The samples will be tested to determine if mineralized material is located on the property. Based upon the tests of the core samples, we will determine if we will terminate operations; proceed with additional exploration of the property; or develop the property. The proceeds from this offering are designed to only fund the costs of core sampling and testing. We intend to take our core samples to analytical chemists, geochemists and registered assayers located in Vancouver, British Columbia. We have not selected any of the foregoing as of the date of this prospectus. We will only make the selections in the event we raise the minimum amount of this offering.

     We estimate the cost of drilling will be $20.00 per foot drilled. The amount of drilling will be predicated upon the amount of money raised in this offering. If we raise the minimum amount of money, we will drill approximately 3,000 linear feet or 8 holes to depth of 300 feet. Assuming that we raise the maximum amount of money, we will drill approximately 7,000 linear feet, or up to 28 holes to a depth of 300 feet. We estimate that it will take up to three months to drill 28 holes to a depth of 300 feet each. We will pay a consultant up to a maximum of $5,000 per month for his services during the three month period or a total of $15,000. The total cost for analyzing the core samples will be $3,000. We will begin exploration activity 90 days after the completion of this public offering, weather permitting.

     We do not intend to interest other companies in the property if we find mineralized materials. We intend to try to develop the reserves ourselves through the use of consultant. We have no plans to interest other companies in the property if we do not find mineralized material. To pay the consultant and develop the reserves, we will have to raise additional funds through a second public offering, a private placement or through loans. As of the date of this prospectus, we have no plans to raise additional funds other than the funds being raised in this public offering. Further, there is no assurance we will be able to raise any additional funds even if we discover mineralized material and a have a defined ore body.

     If we are unable to complete any phase of exploration because we don’t have enough money, we will cease operations until we raise more money. If we can’t or don’t raise more money, we will cease operations. If we cease operations, we don’t know what we will do and we don’t have any plans to do anything.

     We don’t intend to hire additional employees at this time. All of the work on the property will be conduct by unaffiliated independent contractors that we will hire. The independent contractors will be responsible for surveying, geology, engineering, exploration, and excavation. The geologists will evaluate the information derived from the exploration and excavation and the engineers will advise us on the economic feasibility of removing the mineralized material.

Milestones

     The following are our milestones:

1.	0-90 days after completion of the offering, retain our consultant to manage the exploration of the property. Cost - $5,000 to $15,000. Time of retention 0-90 days. To carry out this milestone, we must hire a consultant. There are a number of mining consultants located in Vancouver, British Columbia that we intend to interview.

2.	90-180 days after completion of the offering. - Core drilling. Core drilling will cost $20.00 per foot. The number of holes to be drilled will be dependent upon the amount raised from the offering. Core drilling we be subcontracted to non-affiliated third parties. Cost - $60,500 to $142,000. Time to conduct the core drilling - 90 days. To carry out this milestone we must conduct the core drilling. The driller will be retained by our consultant.

3.	180-210 days after completion of the offering. Have an independent third party analyze the samples from the core drilling. Determine if mineralized material is below the ground. If mineralized material is found, we will attempt to define the ore body. We estimate that it will cost $3,000 to analyze the core samples and will take 30 days. Delivery of the samples to the independent third party is necessary to carry out this milestone.

     The cost of the subcontractors is included in cost of the exploration services to be performed as set forth in the Use of Proceeds section and the Business section. All funds for the foregoing activities will be obtained from this public offering.

Limited Operating History; Need for Additional Capital

     There is no historical financial information about us upon which to base an evaluation of our performance. We are an exploration stage corporation and have not generated any revenues from operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration of our properties, and possible cost overruns due to price and cost increases in services.

     To become profitable and competitive, we conduct into the research and exploration of our properties before we start production of any minerals we may find. We are seeking equity financing to provide for the capital required to implement our research and exploration phases. We believe that the funds raised from this offering, whether it be the minimum amount or the maximum amount, will allow us to operate for one year.

     We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

Liquidity and Capital Resources

     To meet our need for cash we are attempting to raise money from this offering. We cannot guarantee that we will be able to raise enough money through this offering to stay in business. Whatever money we do raise, will be applied to the items set forth in the Use of Proceeds section of this prospectus. If we find mineralized material and it is economically feasible to remove the mineralized material, we will attempt to raise additional money through a subsequent private placement, public offering or through loans. If we do not raise all of the money we need from this offering to complete our exploration of the property, we will have to find alternative sources, like a second public offering, a private placement of securities, or loans from our officer or others.

     Mr. Protskiv has agreed to advance funds as needed until the public offering is completed or failed and has agreed to pay the cost of reclamation of the property should mineralized material not be found thereon. The foregoing agreement is oral, there is nothing in writing to evidence the same. While Mr. Protskiv has agreed to advance the funds, the agreement is unenforceable as a matter of law, since there is no consideration for the same. At the present time, we have not made any arrangements to raise additional cash, other than through this offering. If we need additional cash and can't raise it we will either have to suspend operations until we do raise the cash, or cease operations entirely. Whether we raise the minimum amount or maximum amount, it will last a year. Other than as described in this paragraph, we have no other financing plans.

     We acquired one property containing four MTO cells. We will begin our exploration plan upon completion of this offering. We expect to start exploration operations, weather permitting, within 90 days of completing this offering. As of the date of this prospectus we have yet to beging operations and therefore we have yet to generate any revenues.

     Since inception, we have issued 5,000,000 shares of our common stock and received $50.

     We issued 5,000,000 shares of common stock to our sole officer and director pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1993. The purchase price of the shares was $50. This was accounted for as an acquisition of shares. Andriy Protskiv covered our initial expenses of $12,000 for incorporation, accounting and legal fees and $2,200 for registering the property, all of which was paid directly to our staker, attorney and accountant. The amount owed to Mr. Protskiv is non-interest bearing, unsecured and due on demand. Further the agreement with Mr. Protskiv is oral and there is no written document evidencing the agreement.

     As of October 31, 2006, our total assets were $600 and our total liabilities were $13,184.

MANAGEMENT

Officers and Directors

     Our sole director serves until his successor is elected and qualified. Our sole officer is elected by the board of directors to a term of one (1) year and serves until his successor is duly elected and qualified, or until he is removed from office. The board of directors has no nominating, auditing or compensation committees.

     The name, address, age and position of our present sole officer and director is set forth below:

Name and Address	Age	Position(s)
Andriy Protskiv	29	president, principal executive officer, principal financial
706 - 15038 101 Avenue		officer, secretary, treasurer and a member of the
Surrey, British Columbia		board of directors
Canada V3R 0N2

     The person named above has held his offices/positions since inception of our company and is expected to hold his offices/positions until the next annual meeting of our stockholders.

Background of our Sole Officer and Director

Andriy Protskiv, President, Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole member of the Board of Directors

     Andriy Protskiv has been our president, principal executive officer, principal financial officer, principal accounting officer, secretary, treasurer and director since September 12, 2006 (inception). Since April 2005 to present, Mr. Protskiv is a security officer at Paladin Security, Vancouver, British Columbia. From August 2002 to March 2005 Mr. Protskiv was a manager at Y & G Renovation and Finishing Co., Surrey, British Columbia. From May 1998 to August 2002, Mr. Protskiv was a staker and an assistant-supervisor on the field as well as in charge of core logging and mapping at YkrZakhidGeology Co., Ternopil, Ukraine.

     Conflicts of Interest

     We believe Mr. Protskiv will not be subject to conflicts of interest, since we will not acquire any additional properties. No policy has been implemented or will be implemented to address conflicts of interest.

     In the event Mr. Protskiv resigns as our sole officer and director, there will be no one to run our operations and our operations will be suspended or cease entirely.

EXECUTIVE COMPENSATION

     The following table sets forth information with respect to compensation paid by us to our sole officer from inception on September 12, 2006 through October 31, 2006.

Summary Compensation Table
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Change in
Pension
Value &
Nonqual-
						Non-Equity	ified
						Incentive	Deferred	All
						Plan	Compen-	Other
				Stock	Option	Compen-	sation	Compen-
Name and Principal		Salary	Bonus	Awards	Awards	sation	Earnings	sation	Totals
Position [1]	Year	($)	($)	($)	($)	(S)	($)	($)	($)

Andriy Protskiv	2006	0	0	0	0	0	0	0	0
President, Secretary,
Treasurer

     The following table sets forth information with respect to compensation paid by us to our director during the last completed fiscal year. Our fiscal year end is October 31.

Director Compensation Table
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Change in
Pension
	Fees				Value and
	Earned			Non-Equity	Nonqualified	All
	or			Incentive	Deferred	Other
	Paid in	Stock	Option	Plan	Compensation	Compen-
	Cash	Awards	Awards	Compensation	Earnings	sation	Total
Name	($)	($)	($)	($)	($)	($)	($)

Andriy Protskiv	0	0	0	0	0	0	0

     All compensation received by our sole officer and director has been disclosed.

     There are no stock option, retirement, pension, or profit sharing plans for the benefit of our sole officer and director.

Long-Term Incentive Plan Awards

     We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

Compensation of Directors

     Our sole director does not receive any compensation for serving as a member of the board of directors.

     As of the date hereof, we have not entered into employment contracts with our sole officer and do not intend to enter into any employment contracts until such time as it profitable to do so.

Indemnification

     Under our Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

     Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by our sole director, officer and key employee, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering . The stockholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

			Percentage of
		Number of Shares	Ownership
	Number of	After Offering	After the Offering
Name and Address	Shares Before	Assuming all of the	Assuming all of the
Beneficial Ownership [1]	the Offering	Shares are Sold	Shares are Sold
Andriy Protskiv	5,000,000	5,000,000	71.42%
706 - 15038 101 Avenue
Surrey, BC
Canada V3R 0N2

All Officers and Directors	5,000,000	5,000,000	71.42%
as a Group (1 person)

[1]	The person named above "promoter" as defined in the Securities Exchange Act of 1934. Mr. Protskiv is the only "promoter" of our company.

Future Sales by Existing Stockholders

     5,000,000 shares of common stock were issued to Andriy Protskiv, our president, director, and a member of our board of directors in October 2006. The 5,000,000 shares are restricted securities, as defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, the shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition. Rule 144 provides that a person may not sell more than 1% of the total outstanding shares in any three month period and the sales must be sold either in a brokers’ transaction or in a transaction directly with a market maker.

     Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.

     A total of 5,000,000 shares of our stock are currently owned by our sole officer and director. He will likely sell a portion of his stock if the market price goes above $0.10. If he does sell his stock into the market, the sales may cause the market price of the stock to drop.

     Because our sole officer and director will control us after the offering, regardless of the number of shares sold, your ability to cause a change in the course of our operations is eliminated. As such, the value attributable to the right to vote is gone. This could result in a reduction in value to the shares you own because of the ineffective voting power.

DESCRIPTION OF SECURITIES

Common Stock

     Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.00001 per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

Non-cumulative Voting

     Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, present stockholders will own approximately 71.42% of our outstanding shares.

Cash Dividends

     As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Preferred Stock

     We are authorized to issue 100,000,000 shares of preferred stock with a par value of $0.00001 per share. The terms of the preferred shares is at the discretion of the board of directors. Currently no preferred shares are issued and outstanding.

Anti-Takeover Provisions

     There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control. 78.378 through 78.3793 of the Nevada Revised Statutes relates to control share acquisitions that may delay to make more difficult acquisitions or changes in our control, however, they only apply when we have 200 or more stockholders of record, at least 100 of whom have addresses in the state of Nevada appearing on our stock ledger and we do business in this state directly or through an affiliated corporation. Neither of the foregoing events seems likely will occur. Currently, we have no Nevada shareholders and since this offering will not be made in the state of Nevada, no shares will be sold to Nevada residents. Further, we do not do business in Nevada directly or through an affiliate corporation and we do not intend to do business in the state of Nevada in the future. Accordingly, there are no anti-takeover provisions that have the affect of delaying or preventing a change in our control.

Reports

     After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SECs Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock Transfer Agent

     Our stock transfer agent for our securities will be Pacific Stock Transfer Company, 500 East Warm Springs Road, Las Vegas, Nevada 89119 and its telephone number is (702) 361-3033.

CERTAIN TRANSACTIONS

     In October 2006, we issued a total of 5,000,000 shares of restricted common stock to Andriy Protskiv, our sole officer and director. This was accounted for as an acquisition of shares of common stock in the amount of $50.

     Mr. Protskiv also caused the property, comprised of four MTO cells, to be registered at a cost of $2,200. The claims were registered by Mr. Lloyd Brewer of Madman Mining Co. The terms of the transaction with Mr. Brewer were at arm’s length and Mr. Brewer was not an affiliate. Mr. Protskiv will transfer the claims to us if mineralized material is found on the claims. Mr. Protskiv will not receive anything of value for the transfer and we will not pay any consideration of any kind for the transfer of the claims.

     Mr. Protskiv is our only promoter. He has not received or will not receive anything of value from us, directly or indirectly in his capacity as promoter.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

     Our financial statements for the period from inception to October 31, 2006, included in this prospectus have been audited by Malone & Bailey, PC, Suite 930, 2925 Briarpark Drive, Houston, Texas 77042; telephone: 713-266-0530, as set forth in their report included in this prospectus. Their report is given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

     Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 903, Spokane, Washington 99201, telephone (509) 624-1475 has acted as our legal counsel.

FINANCIAL STATEMENTS

     Our fiscal year end is October 31. We will provide audited financial statements to our stockholders on an annual basis; the statements will be prepared by Malone & Bailey, PC, Suite 930, 2925 Briarpark Drive, Houston, Texas 77042; telephone: 713-266-0530:

INDEX
FINANCIAL STATEMENTS
INDEPENDENT AUDITORS’ REPORT	F-1
FINANCIAL STATEMENTS
Balance Sheet	F-2
Statement of Operations	F-3
Statement of Stockholders' Equity	F-4
Statement of Cash Flows	F-5
NOTES TO THE FINANCIAL STATEMENTS	F-6

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
  Geostar Mineral Corporation
  (An Exploration Stage Company)
  Surrey, British Columbia, Canada

We have audited the accompanying balance sheet of Geostar Mineral Corporation as of October 31, 2006, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the period from September 12, 2006 (Inception) through October 31, 2006. These financial statements are the responsibility of Geostar’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Geostar Mineral Corporation, as of October 31, 2006, and the results of its operations and its cash flows for the period described in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Geostar will continue as a going concern. As discussed in Note 2 to the financial statements, Geostar has suffered recurring losses from operations and has negative working capital, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

MALONE & BAILEY, PC
MALONE & BAILEY, PC
www.malone-bailey.com
Houston, Texas

December 18, 2006

Geostar Mineral Corporation
(An Exploration Stage Company)
Balance Sheet
October 31, 2006

ASSETS

Current Assets

Cash	$600

Total Assets	$600

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities

Due to related parties	$13,184

Stockholders’ Deficit

Preferred stock, 100,000,000 shares authorized, $0.00001 par value
no shares issued and outstanding	-
Common stock, 100,000,000 shares authorized, $0.00001 par value
5,000,000 shares issued and outstanding	50

Additional paid in capital	500,450

Deficit accumulated during the exploration stage	(513,084)

Total Stockholders’ Deficit	(12,584)

Total Liabilities and Stockholders’ Deficit	$600

See accompanying summary of accounting policies and notes to financial statements

Geostar Mineral Corporation
(An Exploration Stage Company)
Statement of Operations
Period from September 12, 2006 (inception) Through
October 31, 2006

(Inception)
Through
October 31, 2006

Operating Expenses

Compensation expense	$499,950
Legal and accounting	10,000
General and administrative	3,134

Net Loss	$(513,084)

Net Loss Per Common Share – Basic and Diluted	$(0.10)

Weighted Average Number of Common Shares Outstanding	5,000,000

See accompanying summary of accounting policies and notes to financial statements

Geostar Mineral Corporation
(An Exploration Stage Company)
Statement of Changes in Stockholders’ Deficit
Period From September 12, 2006 (Inception) to October 31, 2006

				Deficit
				Accumulated
			Additional	During
	Common Stock		Paid In	Exploration
	Shares	Amount	Capital	Stage	Total

Balance at September 12, 2006
(Inception)	–	$–	$–	$–	$–

Shares issued for cash	5,000,000	50	–	–	50
Stock based compensation	–	–	499,950	–	499,950
Contributed rent and services	–	–	500	–	500

Net loss	–	–	–	(513,084)	(513,084)

Balance at October 31, 2006	5,000,000	$50	$500,450	$(513,084)	$(12,584)

See accompanying summary of accounting policies and notes to financial statements

Geostar Mineral Corporation
(An Exploration Stage Company)
Statement of Cash Flows
Period from September 12, 2006 (inception) Through
October 31, 2006

(Inception)
Through
October 31, 2006

Cash Flows From Operating Activities

Net loss	$(513,084)

Adjustments to reconcile net loss to cash used in operating activities:
Stock based compensation	499,950
Contributed rent and consulting services	500

Change in:
Increase in due to related parties	13,184

Net Cash Used in Operating Activities	550

Net Cash Provided by Financing Activities

Proceeds from the sale of common stock	50

Increase in Cash	600

Cash - Beginning of Period	–

Cash - End of Period	$600

Supplemental Disclosure of Cash Flow Information
Cash paid for :
Interest	$-
Income taxes	$-

See accompanying summary of accounting policies and notes to financial statements

Geostar Mineral Corporation
(An Exploration Stage Company)
Notes to the Financial Statements

Note 1. Summary of Significant Accounting Policies

Nature of Business. Geostar Mineral Corporation was incorporated in Nevada on September 12, 2006. Geostar is an Exploration Stage Company. Geostar’s principal business is the acquisition and exploration of mineral resources in Canada. Geostar has not presently determined whether its properties contain mineral reserves that are economically recoverable.

Use of Estimates. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Basic and Diluted Net Income (Loss) Per Share. Geostar computes net income (loss) per share in accordance with FASB Statement of Financial Accounting Standards No. 128, "Earnings per Share". SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

Cash and Cash Equivalents. Geostar considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents. Cash consists of cash on deposit with a high quality major financial institution and to date, has not experienced any losses on any of its balances.

Mineral Property Costs. Geostar has been in the exploration stage since its formation on September 12, 2006 and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mining properties. Mineral property acquisition and exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations.

Financial Instruments. Financial instruments, which include cash, accrued liabilities and due to related parties were estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments. Geostar’s operations are in Canada, which results in exposure to market risks from changes in foreign currency rates. The financial risk is the risk to Geostar’s operations that arise from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, Geostar does not use derivative instruments to reduce its exposure to foreign currency risk.

Income Taxes. Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. Geostar has adopted SFAS No. 109 “Accounting for Income Taxes” as of its inception. Pursuant to SFAS No. 109 Geostar is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because Geostar cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

Foreign Currency Translation. Geostar’s functional and reporting currency is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are translated in accordance with SFAS No. 52 “Foreign Currency Translation”, using the exchange rate prevailing at the balance sheet date. Gains and losses arising on settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. Geostar has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

Recently Issued Accounting Pronouncements. Geostar does not expect the adoption of recently issued accounting pronouncements to have a significant impact on their results of operations, financial position or cash flow.

Note 2. Going Concern

These financial statements have been prepared on a going concern basis, which implies Geostar will continue to meet its obligations and continue its operations for the next fiscal year. Realization value may be substantially different from carrying values as shown and these financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should Geostar be unable to continue as a going concern. As at October 31, 2006, Geostar has a working capital deficiency, has not generated revenues and has accumulated losses of $513,084 since inception. The continuation of Geostar as a going concern is dependent upon the continued financial support from its shareholders, the ability of Geostar to obtain necessary equity financing to continue operations, and the attainment of profitable operations. These factors raise substantial doubt regarding the Geostar’s ability to continue as a going concern.

Note 3. Mineral Properties

On October 30, 2006 Geostar’s President bought mineral claim’s in British Columbia, Canada, for $2,200. The claims are registered in the name of the President of Geostar, who has executed a trust agreement whereby the President agreed to hold the claims in trust on behalf of Geostar.

Note 4. Related Party Transactions

During the period ended October 31, 2006, Geostar recognized a total of $250 for donated services and $250 for donated rent provided by the President and Director of Geostar. These transactions are recorded at the exchange amount which is the amount agreed to by the transacting parties.

On October 31, 2006, Geostar owed the President and Director of Geostar $13,184 for expenses paid on behalf of Geostar and for cash advances. This amount is unsecured, non interest bearing, and has no specific terms for repayment.

Note 5. Common Stock

On September 12, 2006 Geostar issued 5,000,000 common founder shares to the President of Geostar at a price of $0.00001 per share for cash proceeds of $50.

Note 6. Commitment

Geostar has paid $10,000 in legal fees relating to the preparation of an SB-2 Registration Statement and is obligated to pay an additional $10,000 in legal fees once the SB-2 Registration Statement has been declared effective.

Note 7. Income Taxes

Geostar uses the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. During fiscal 2006, Geostar incurred net losses and, therefore, has no tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The cumulative net operating loss carry-forward is $13,134 at October 31, 2006, and will expire in the year 2026.

     At October 31, 2006, deferred tax assets consisted of the following:

Deferred tax assets	$4,597

Less: valuation allowance	(4,597)

Net deferred tax asset	$–

Until May 3, 2007, ninety days after the date of this prospectus, all dealers effecting transactions in our registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.